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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to
            File Reports Under Sections 13 and 15(d) of the
                     Securities Exchange Act of 1934

                     Commission File Number 000-14897

                       Players International, Inc.
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           (Exact name of registrant as specified in its charter)

                        5100 West Sahara Boulevard
                          Las Vegas, Nevada 89146
                               (702) 579-2300
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.005 per share
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            (Title of each class of securities covered by this Form)

                                    None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      / /         Rule 12h-3(b)(1)(ii)     / /
Rule 12g-4(a)(1)(ii)     / /         Rule 12h-3(b)(2)(i)      / /
Rule 12g-4(a)(2)(i)      / /         Rule 12h-3(b)(2)(ii)     / /
Rule 12g-4(a)(2)(ii)     / /         Rule 12h-3(b)(3)         /X/
Rule 12h-3(b)(1)(i)      / /         Rule 15d-6               / /

Approximate number of holders of record as of the certification or notice date:  1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Players International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     PLAYERS INTERNATIONAL, INC.


Dated:  July 17, 2000                By: /s/ Stephen H. Brammell
                                         -----------------------------
                                         Name:  Stephen H. Brammell
                                         Title: Senior Vice President
                                                and Secretary